Exhibit 4.5

MACH NATURAL RESOURCES LP
2023 LONG-TERM INCENTIVE PLAN
PHANTOM UNIT AGREEMENT

Pursuant to this Phantom Unit Agreement, dated as of the Grant Date set forth in the Grant Notice below (this “Agreement”), Mach Natural Resources GP LLC (the “Company”), as the general partner of Mach Natural Resources LP (the “Partnership”), hereby grants to the individual identified in the Grant Notice below (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the Mach Natural Resources LP 2023 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. Each Phantom Unit granted hereunder shall constitute a Phantom Unit under the terms of the Plan and is hereby granted in tandem with a corresponding DER, as further detailed in Section 3 below. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Participant: [●]

Number of Phantom Units: [●] Phantom Units

Grant Date: [●], 2023

Vesting of Phantom Units: [●]

Forfeiture of Phantom Units: In the event of a termination of the Participant’s Service for Cause, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and for no consideration. In the event of a termination of the Participant’s Service for any other reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall be forfeited by the Participant thirty (30) days after the termination date, unless the Committee determines in its discretion to provide for accelerated vesting of all or a portion of the Award. For the avoidance of doubt, no Phantom Units shall vest during such thirty (30) day period unless expressly determined by the Committee in its discretion.

Payment of Phantom Units: Vested Phantom Units shall be paid to the Participant in the form of Units as set forth in and subject to Section 5 below.

DERs: Each Phantom Unit granted under this Agreement shall be issued in tandem with a corresponding DER, each of which shall entitle the Participant to receive a cash payment in an amount equal to Partnership distributions with respect to a Unit in accordance with Section 3 below. Unless otherwise determined by the Committee in its discretion, no DER payments shall be made with respect to unvested Phantom Units after the date of a Participant’s termination of Service, regardless of whether such Phantom Units have yet been forfeited.

TERMS AND CONDITIONS OF PHANTOM UNITS

1. Grant. The Company hereby grants to the Participant, as of the Grant Date, an Award of the number of Phantom Units set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan.

2. Phantom Units. Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one (1) Unit. Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit.

3. Grant of Tandem DER. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the related Phantom Unit and be subject to all of the terms and conditions contained in this Agreement and the Plan. Each DER shall entitle the Participant to receive a cash payment, in accordance with Section 5 below, in an amount equal to any distributions made by the Partnership with respect to a Unit during the period the underlying Phantom Unit is outstanding. The Company shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited (without interest) on the applicable distribution dates with an amount equal to any distributions made by the Partnership during the period that such Phantom Unit remains outstanding with respect to the Unit underlying the Phantom Unit to which such DER relates. Upon the vesting of a Phantom Unit, the DER (and the DER Account) with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Participant to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER. The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A).

4. Vesting and Forfeiture.

(a) Vesting. Subject to Section 4(c) below, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.

(b) Accelerated Vesting. Subject to Section 4(c) below, the Phantom Units shall vest in full upon the termination of the Participant’s Service by the Company or one of its Affiliates (or their successors) without Cause or the Participant’s resignation for Good Reason, in each case, within the two year period beginning on the occurrence of a Change in Control. The Phantom Units shall also be subject to accelerated vesting in the Committee’s discretion within thirty (30) days after a termination of the Participant’s Service for any reason other than by the Company for Cause, as set forth in Section 4(c) below. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in a written employment or other similar agreement between the Participant on one hand and the Partnership, the Company or any of their Affiliates on the other hand, provided that in no event shall any event or occurrence constitute Good Reason for purposes of this Agreement unless such event or occurrence constitutes a “material negative change” (within the meaning of Treasury Regulation 1.409A-1(n)(2)) to the Participant in the Participant’s service relationship with the Company, the Partnership and its Affiliates. In the event the Participant is not a party to a written agreement containing a definition of “Good Reason” or similar term, “Good Reason” (solely for purposes of this Agreement and not for the purpose of establishing any standard of termination for employment) shall mean the occurrence of any of the following events without the Participant’s written consent: (i) a material diminution in the Participant’s title, position or duties with the Partnership, the Company or any of their Affiliates; (ii) a material reduction in any component of the Participant’s compensation; provided that, for clarity, a reduction in the Fair Market Value (but not amount) of any Units or other equity securities granted as compensation to such Participant shall not be considered to be a reduction in compensation for purposes of this definition; (iii) a relocation of the Participant’s primary office location to a location that is more than fifty (50) miles from the Participant’s then-current primary office location at the direction of the Partnership, the Company or any of their Affiliates; or (iv) any material breach by the Partnership, the Company or any of their applicable Affiliates of any agreement between the Participant, on the one hand, and the Partnership, the Company or any such Affiliate, on the other hand. Notwithstanding the foregoing, the Participant’s termination shall not be considered to be on account of Good Reason unless: (a) within thirty (30) days after the date on which the Participant has actual knowledge of the initial occurrence of one of the events set forth in clauses (i)-(iv), the Participant provides written notice to the Company of the applicable facts and circumstances alleged to constitute Good Reason, (b) the Company, the Partnership or one of their respective Affiliates, as applicable, does not remedy, cure or rectify the event within thirty (30) days from the date on which written notice is received from the Participant, and (c) the Participant terminates his employment within seventy-five (75) days after the occurrence of the event.

(c) Forfeiture. In the event of a termination of the Participant’s Service for Cause by the Partnership, the Company or any of their Affiliates, all Phantom Units that have not vested prior to such termination of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. In the event of a termination of the Participant’s Service for any other reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall be forfeited by the Participant thirty (30) days after the termination date, unless the Committee determines in its discretion before the expiration of such 30-day period to provide for accelerated vesting of all or a portion of the Award. Except for such accelerated vesting in the Committee’s discretion, no other vesting shall occur during the 30-day period after the Participant’s termination date pursuant to the Grant Notice or this Section 4, including, for the avoidance of doubt, due to the passing of a regular scheduled vesting date or in connection with a Change in Control as set forth in Section 4(b) above.

(d) Payment. Vested Phantom Units shall be subject to the payment provisions set forth in Section 5 below.

5. Payment of Phantom Units and DERs.

(a) Phantom Units. Unpaid, vested Phantom Units shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in the form of Units in a lump-sum in accordance with this Section 5 within sixty (60) days following the date on which such Phantom Units vest.

(b) DERs. Within sixty (60) days following the date on which a Phantom Unit and related DER vest, the Participant shall be paid an amount in cash equal to the amount then credited to the DER Account maintained with respect to such Phantom Unit.

6. Tax Withholding. The Company and/or its Affiliates shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company and/or its Affiliates, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Phantom Units and the DERs. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold (or provide for the purchase by an Affiliate of the Company of) from any cash or equity remuneration (including, if applicable, any of the Units otherwise deliverable under this Agreement) then or thereafter payable to the Participant an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. If such tax obligations are satisfied through the withholding or surrender of Units pursuant to this Agreement, the maximum number of Units that may be so withheld (or surrendered) shall be the number of Units that have an aggregate Fair Market Value on the date of withholding (or surrender) equal to the aggregate amount of taxes required to be withheld, determined based on the greatest withholding rates for federal, state, local and foreign income tax and payroll tax purposes that may be used without resulting in adverse accounting, tax or other consequences to the Partnership, the Company or any of their respective Affiliates (other than immaterial administrative, reporting or similar consequences), as determined by the Committee.

7. Rights as Unit Holder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

8. Non-Transferability. Neither the Phantom Units nor any right of the Participant under the Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee) other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership and any of their Affiliates.

9. Distribution of Units. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the Company nor the Partnership shall deliver to the Participant certificates evidencing Units issued pursuant to this Agreement and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). All certificates for Units issued pursuant to this Agreement and all Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units are then listed, and any applicable federal or state laws, and the Company may cause a legend or legends to be inscribed on any such certificates or book entry to make appropriate reference to such restrictions. In addition to the terms and conditions provided herein, the Company may require that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements. No fractional Units shall be issued or delivered pursuant to the Phantom Units and the Committee shall determine, in its discretion, whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

10. Partnership Agreement. Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement. Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on the Participant’s part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

11. No Effect on Service; No Right to Continued Awards. Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment, service or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof. Any question as to whether and when there has been a termination of such employment, service or consulting relationship, and the cause of such termination, shall be determined by the Committee, and such determination shall be final, conclusive and binding for all purposes. The grant of the Phantom Units and DERs is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.

12. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

13. Tax Consultation. None of the Board, the Committee, the Company, the Partnership nor any Affiliate of any of the foregoing has made any warranty or representation to the Participant with respect to the tax consequences of the issuance, holding, vesting, payment, settlement or other occurrence with respect to the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units and DERs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with the Participant’s tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.

14. Entire Agreement; Amendments, Suspension and Termination. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units and DERs granted hereunder; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the Company or any of their respective Affiliates, on the one hand, and the Participant, on the other hand, in effect as of the date a determination is to be made under this Agreement. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

15. Lock-Up Agreement. The Participant shall agree, if so requested by the Company or the Partnership and any underwriter in connection with any public offering of securities of the Partnership or any Affiliate thereof, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Units held by the Participant for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with such public offering, as such underwriter shall specify reasonably and in good faith. The Company or the Partnership may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. Notwithstanding the foregoing, the 180-day period may be extended in the discretion of the Company for up to such number of additional days as is deemed necessary by such underwriter or the Company or Partnership to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor or other applicable rule.

16. Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, any and all regulations and rules promulgated by the SEC thereunder, and all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Phantom Units and DERs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. No Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Units may then be listed. In addition, Units will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Units to be issued or (b) in the opinion of legal counsel to the Company or the Partnership, the Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s or the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Units hereunder will relieve the Company, the Partnership and any of their respective Affiliates of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained. As a condition to any issuance of Units hereunder, the Company or the Partnership may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company or the Partnership.

17. Code Section 409A. None of the Phantom Units, the DERs or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that the Committee determines that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, (a) all references to the Participant’s termination of Service shall be construed to mean a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant and (b) if the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such payment or benefit will be delayed until the earlier of: (i) the date that is six months following the Participant’s Separation from Service and (ii) the Participant’s death.

18. Adjustments; Clawback. The Participant acknowledges that the Phantom Units are subject to modification and forfeiture in certain events as provided in this Agreement and Section 7 of the Plan. The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder, whether vested or unvested and whether or not previously issued, are subject to clawback as provided in Section 8(o) of the Plan.

19. Successors and Assigns. The Company or the Partnership may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

20. Governing Law. The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

21. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

22. Electronic Delivery; Electronic Acceptance. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company, the Partnership or any of their Affiliates may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company or the Partnership. Electronic delivery may be made via the electronic mail system of the Company, the Partnership or one of their Affiliates or by reference to a location on an intranet site to which the Participant has access. The Participant hereby consents to any and all procedures the Company or the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including any process by which the Participant must click to accept (or otherwise electronically indicate acceptance of) the Participant’s rights and obligations under the terms and conditions of the Plan and this Agreement. By accepting this Agreement in accordance with the Company’s or the Partnership’s procedures in effect from time to time, the Participant acknowledges and agrees that such acceptance will constitute the Participant’s electronic signature and is intended to have the same force and effect as the Participant’s manual signature.

[Signature page follows]

The Participant’s signature below (or other method of acceptance in accordance with Section 22) indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this grant of Phantom Units and DERs. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Mach Natural Resources GP LLC
a Delaware limited liability company

By:
Name:
Title:

Mach Natural Resources LP
a Delaware limited partnership

By:	Mach Natural Resources GP LLC

Its:	General Partner

By:
Name:
Title:

PARTICIPANT

Print Name: